Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Amarantus Bioscience Holdings, Inc. on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 21, 2014, with respect to our audit of the consolidated financial statements of Amarantus Bioscience Holdings, Inc. as of December 31, 2013 and for the year then ended appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ Marcum llp

New York, NY

December 12, 2014